 NEWS RELEASE

For Immediate Release
June 30, 2009

Canwest agrees to sell two conventional television stations to Channel Zero
Purchase secures employee jobs and local programming commitments

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that its subsidiary, Canwest Television Limited Partnership has entered into an agreement to sell CHCH-TV (“CHCH”) in Hamilton and CJNT-TV (“CJNT”) in Montreal to an affiliated company of television broadcaster Channel Zero Inc. (“Channel Zero”).

CHCH and CJNT are two of the five conventional television stations that were previously announced to be part of a strategic review of certain Canadian conventional television stations undertaken by the Company. The purchase price was not disclosed.

“We believe that this sale, once complete, will represent the best opportunity for these stations, the communities they serve and the employees who work there,” Canwest Broadcasting President Peter Viner said.  “Despite considering a number of strategic alternatives, we concluded that without new ownership, these stations would have to be closed.”

The sale is conditional upon, among other things, approval of the Canadian Radio-television and Telecommunications Commission (“CRTC”). Channel Zero, an independent Canadian television broadcaster, intends to file applications with the CRTC requesting approval of the transfer of control of the station’s licences under terms and conditions similar to those contained in Canwest’s current licences, including commitments to air 13.5 hours of local ethnic programming per week at CJNT and 36.5 hours of local programming per week at CHCH.

Channel Zero has also agreed to offer employment to all current employees of the stations. The sale is further conditional upon securing a renewal of the CHCH’s collective bargaining agreement to provide one year of labour stability for the new owner. The renewal is intended to maintain all current provisions with the exception of certain changes that will impact employees’ pensions and benefits. Satisfaction of this condition will require discussions with the Communications, Energy & Paperworkers Union of Canada.

As announced on February 5, 2009, Canwest has decided to focus its conventional television strategy on its Global Television brand. This decision resulted in a strategic review of CHCH, CJNT, CHCA-TV in Red Deer, CHBC-TV in Kelowna and CHEK-TV in Victoria.  The Company continues to consider a sale of the three remaining stations.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk
Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated
November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the six months ended February 28, 2009.
Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels and web sites in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com